Exhibit 5.1
December 13, 2011
First Niagara Financial Group, Inc.,
726 Exchange Street,
Suite 618,
Buffalo, New York 14210.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 principal amount of 7.25% Subordinated Notes due 2021 (the “Securities”) of First Niagara Financial Group, Inc. (the “Company”), and issuance on December 13, 2011, pursuant to the Subordinated Notes Indenture, dated as of March 16, 2010, as supplemented by the First Supplemental Indenture, dated as of December 13, 2011 (together with the Subordinated Notes Indenture, the “Indenture”) between the Company and U.S. Bank National Association (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors’ rights and to general equity principles.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and Supplemental Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption we have not independently verified.

First Niagara Financial Group, Inc.
We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading “Legal Matters” in the prospectus supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP